EXHIBIT 99.1

Dear Shareholder:

I am pleased to report to you the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County (the "Bank"), for the three months ended March 31, 2008. Net income increased $306,622, or 30.37%, to $1,316,241 for the quarter compared to $1,009,619 for the same period last year, resulting in an increase in diluted earnings per share to $0.42 for the three months ended March 31, 2008, compared to $0.38 for the three months ended March 31, 2007.

The significant increase in net income was caused by several factors. Net interest and non-interest income increased, while the Bank's excellent asset quality enabled it to decrease the provision for loan losses compared to the prior year. Meanwhile, the Bank's non-interest expense increased only modestly from the same period in the prior year. Net interest income increased as a result of the Bank's growth in earning assets and in interest rate spread. Non-interest income improved while the Bank sought to further control the growth of non-interest expense.

Nationally and internationally, there has been a focus on the worsening climate for financial institutions. We have seen many of the world's largest banks, brokerages, and insurance companies announce unprecedented losses. In many areas, the local housing markets appear to be suffering from deflationary pressures. We believe that the Bank's longstanding conservative lending culture will continue to be of benefit as we navigate in turbulent times. As a result of this culture, the Bank's delinquency rates remain well below its peer community banks and management is carefully monitoring the market conditions as the economic crisis continues to unfold.

In this economic contraction, the Federal Reserve has moved rates down with alacrity to very low levels. This low interest rate environment may begin to compress margins until such time as a recovery begins to emerge.

Our asset growth since December 31, 2007 has been moderate at $35,250,414 or 5.89%. The majority of the growth has been focused in loans, interest-bearing deposits with banks, and investments. Deposit growth has been $15,776,760 or 3.55%. In addition to retail deposits, the Bank has selectively used long-term debt to fund asset growth.

Having completed the retail branch in Lusby, Maryland, construction continues on our regional banking center in Leonardtown. This facility will provide back office space as well as a retail branch for our St. Mary's County market. It is scheduled to open in the third quarter of 2008.

The Bank remains focused on serving its primary market in Southern Maryland as a stable source of banking services for its community. With your continued support, we can increase our market share with our strength as the leading community based financial services company in our markets.

Yours truly,

/s/ Michael L. Middleton

Michael L. Middleton
President
Chairman of the Board